Exhibit 99.2

News Corporation

For Immediate Release

Contact: Andrew Butcher +44 20 7782 6019

Teri Everett 212-852-7647

News Corporation Appoints James Murdoch Chairman and Chief Executive, Europe and Asia

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NEW YORK, NY, December 7, 2007 - James Murdoch has been appointed Chairman and Chief Executive, Europe and Asia, News Corporation. In this new role, Mr. Murdoch will take direct responsibility for the strategic and operational development of News Corporation's television, newspaper and related digital assets in Europe, Asia and the Middle East.

This new structure follows a decade of rapid growth for News Corporation in these regions and will allow for more cohesive management of the operating units, which include News International UK, Sky Italia, STAR Group Ltd. and News Corporation Europe.

Mr. Murdoch will rejoin the Board of Directors of News Corporation, on which he served from 2000 to 2003, and become a member of the Office of the Chairman, Rupert Murdoch. He will report to Peter Chernin, President and Chief Operating Officer of News Corporation. Mr. Murdoch will be based in London and takes up his role immediately.

In a separate announcement made today, British Sky Broadcasting Group plc (BSkyB) announced that James Murdoch has resigned as Chief Executive Officer of BSkyB and has been appointed Non-Executive Chairman, succeeding Rupert Murdoch, who has stepped down as Non-Executive Chairman and as a Director. James Murdoch has served as BSkyB's Chief Executive since 2003. The Board of BSkyB has appointed Jeremy Darroch as Chief Executive. Mr. Darroch previously served as BSkyB's Chief Financial Officer since 2004.

In announcing today's appointment, Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation, said: "James is a talented and proven executive with a rare blend of international perspective and deep, hands-on experience in improving operational results. He has transformed Sky, which is now not only Europe's most valuable television company, but also the fastest growing challenger in the much larger UK marketplace for entertainment, broadband and telephony. His experience at Sky, combined with his track record in Asia while running STAR, and prior roles, make him uniquely qualified to take forward these exciting businesses that have grown so much over the last decade. This is the right time to align our operations in Europe and Asia under new, structured group leadership."

James Murdoch said: "I am excited to be rejoining News Corporation in this new role leading News Corporation's businesses across Europe and Asia, and I am delighted to continue working with the exceptional team at Sky in my new role as Non-Executive Chairman and as a Director. News Corporation is the world's most global media company, made up of extraordinary and committed individuals that I am privileged to be joining. Media is fundamentally a business of ideas where top-quality, professional journalism and creative entertainment have an extremely bright future -- significant value can be created by focusing on pace, execution and taking advantage of the sea change we are seeing in media."

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.